Exhibit 3.43

________________________________________

AGREEMENT OF LIMITED PARTNERSHIP

OF

BRANDYWINE TB FLORIG, L.P.

A Pennsylvania Limited Partnership

________________________________________

          THIS AGREEMENT OF LIMITED PARTNERSHIP of Brandywine TB FLORIG, L.P. is made and entered into as of this 21st day of February, 2001, by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership as the limited partner (“Limited Partner”) and Brandywine TB Florig, LLC, a Pennsylvania limited liability company as general partner (“General Partner” and together with the Limited Partner, the “Partners”) for the purpose of forming a Pennsylvania limited partnership (the “Partnership”) in accordance with the provisions hereinafter set forth. Capitalized terms are defined below.

          NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound, the Partners hereby agree as follows:

ARTICLE 1 GENERAL PROVISIONS

1.1. Formation. The Partners hereby agree to form the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The General Partner shall file or cause to be filed the Certificate with the Pennsylvania Department of State in accordance with the provisions of the Act and shall do or cause to be done all such other filings, recordings or other acts, including amendments to the Certificate, as may be necessary or appropriate to comply with the laws of formation and operation of a limited partnership in the Commonwealth of Pennsylvania and any other jurisdiction in which the Partnership may conduct business.

1.2. Name. The name of the Partnership is BRANDYWINE TB FLORIG, L.P. or such other name as the Partners from time to time may unanimously select.

1.3. Place of Business. The principal place of business of the Partnership shall be at 14 Campus Blvd., Suite 100, Newtown Square, PA 19073, or such other place as the General Partner may from time to time designate. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

1.4. Purpose. The Partnership is organized to pursue any lawful purpose.

1.5. Term. The Partnership shall commence upon the filing of the Certificate and shall continue until the Partnership is terminated in accordance with the terms of this Agreement.

ARTICLE 2 CAPITAL MATTERS

2.1. Initial Capital Contributions. Simultaneously with the execution of this Agreement, the General Partner shall contribute to the capital of the Partnership cash in the aggregate amount of $10.00, and the Limited Partner shall contribute to the capital of the Partnership cash in the aggregate amount of $990.00.

2.2. Additional Capital Contributions or Loans. Except as specifically required under Section 2.1, no Partner shall be obligated or required to make any additional capital contributions or advance any funds to the Partnership unless all of the Partners unanimously agree to do so and unanimously agree as to the amount to be so contributed.

2.3. Allocations and Distributions. All allocations of profits and losses and all distributions of cash shall be made in accordance with the Partners’ Percentage Interests. The Percentage Interest of the General Partner shall be one percent (1%), and the Percentage Interest of the Limited Partner shall be ninety-nine percent (99%). Distributions out of funds legally available therefor shall be made at such times as the General Partner determines.

ARTICLE 3 MANAGEMENT

3.1. Management and Control. The General Partner shall manage and control the business and affairs of the Partnership and shall have all of the rights and powers which may be possessed by a general partner under the Act. Except as otherwise provided in the Act, the General Partner shall make all decisions with respect to the business and affairs of the Partnership, and the Limited Partner shall have no right to participate in the management of the Partnership.

ARTICLE 4 TRANSFERS OF PARTNER INTERESTS

4.1. Restriction. A Partner shall not, without the consent of the other Partner, make any Transfer of all or any portion of its Interest.

4.2. Transfer in Violation of Agreement. Any purported Transfer of an Interest which is not made in compliance with this Agreement shall be null and void ab initio and of no force or effect whatsoever.

ARTICLE 5 FINANCIAL MATTERS

5.1. Records. The Partnership shall maintain at its principal place of business: (i) true and full information regarding the status of the business and financial affairs of the Partnership; (ii) a current list of the name and last known address of each of its Partners; (iii) a copy of this Agreement and the Certificate and all amendments thereto; (iv) the accounting books and records and minutes of proceedings of the Partners; and (v) any other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

5.2. Fiscal Year. Unless otherwise designated by the Partners, the fiscal year of the Partnership shall end on December 31.

5.3. Partnership Funds. Pending application or distribution, the funds of the Partnership shall be deposited in such bank accounts, or invested in such interest-bearing or non-interest-bearing investments, including without limitation, federally insured checking and savings accounts, certificates of deposit and time or demand-deposits in U.S. government agencies or government backed securities or such other investments as the General Partner deems appropriate and consistent with the maintenance of Brandywine Realty Trust’s qualification as a real estate investment trust under the Code.

5.4. Tax Returns. The General Partner shall cause all tax returns for the Partnership to be prepared and timely filed with the appropriate authorities and shall deliver or cause to be delivered to each Partner such information as is necessary for such Partner to prepare such Partner’s federal, state and local tax returns.

5.5. Tax Matters Partner. The General Partner shall be the initial Tax Matters Partner and shall represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacity as Partners.

ARTICLE 6 DISSOLUTION

6.1. Dissolution. The Partnership shall be dissolved upon the earliest to occur of the following:

(a) December 31, 2050;

(b) the withdrawal, bankruptcy or liquidation of the General Partner or the occurrence of any other event of withdrawal that causes the General Partner to cease to be a general partner under the Act (other than by reason of a permitted transfer of a Partner’s entire interest under this Agreement);

(c) the sale of all or substantially all of the Partnership’s assets and properties;

(d) the unanimous agreement of the Partners to effect such dissolution; or

(e) the entry of an order of judicial dissolution under Section 8572 of the Act.

6.2. Liquidation. Upon dissolution of the Partnership, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The General Partner or in the event there is no General Partner, such Person or Persons as is designated by the Partners (the General Partner or such Person or Persons being hereinafter referred to as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall cause distributions to be made in accordance with Section 6.3 hereof.

6.3. Distributions Upon Liquidation. Upon dissolution of the Partnership, the Liquidator shall proceed to wind up the business and affairs of the Partnership and shall distribute the assets of the Partnership in the following order and priority:

(a) First, to payment of the debts and liabilities of the Partnership (other than those to Partners) in the order of priority provided by law, provided that the Partnership shall first pay, to the extent permitted by law, liabilities with respect to which any Partner is or may be personally liable.

(b) Second, to payment of the expenses of liquidation of the Partnership in the order of priority provided by law, provided that the Partnership shall first pay, to the extent permitted by law, liabilities or debts owed to Partners.

(c) Third, to the setting up of such reserves as the Partners may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership business.

(d) The balance of the proceeds, in accordance with the Percentage Interests of the Partners.

6.4. Reasonable Time for Winding Up. A reasonable amount of time shall be allowed for the orderly winding up of the business and affairs of the Partnership in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Partnership assets. This Agreement shall remain in full force and effect during the period of winding up.

6.5. Certificate of Cancellation. Following the completion of the winding up of the affairs of the Partnership and the distribution of its assets, the Liquidator shall file all necessary certificates of cancellation required under the Act.

ARTICLE 7 DEFINITIONS AND RULES OF CONSTRUCTION

7.1. Definitions.

7.1.1. The following terms, as used herein, shall have the following respective meanings:

“Act” means the Pennsylvania Revised Uniform Limited Partnership Act, 15 P.S. §8500 et. seq. as amended from time to time.

“Agreement” means this Agreement of Limited Partnership, as amended or restated from time to time.

“Certificate” means the Certificate of Limited Partnership, as amended or restated from time to time, filed with the Pennsylvania Department of State in accordance with the Act.

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute thereto.

“Fiscal Year” means the twelve month period ending December 31 of each year, unless otherwise provided pursuant to Section 5.2 of this Agreement.

“Interest” means the interest of a Partner in the Partnership representing such Partner’s rights, powers and privileges, as specified in this Agreement, including, without limitation, such Partner’s right to profits, losses, allocations and distributions and such Partner’s right to vote with respect to Partnership matters, and “Percentage Interest” means a Partner’s Interest expressed as a percentage of all Interests.

“Partners” means the General Partner and Limited Partner.

“Partnership” means the limited partnership which is the subject of this Agreement, as such limited partnership may from time to time be constituted.

“Person” means and includes individuals, corporations, partnerships, trusts, associations, joint ventures, limited liability companies, estates and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof, whether domestic or foreign.

“Tax Matters Partner” means the tax matters member as defined in Code Section 6231(a)(7).

“Transfer” means to sell, assign, transfer, give, donate, pledge, deposit, alienate, bequeath, devise or otherwise dispose of or encumber to any Person other than the Partnership.

7.2. Rules of Construction: Unless the context otherwise requires, references to the plural shall include the singular and the singular shall include the plural, and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provisions of this Agreement. Any use of the masculine, feminine or neuter herein shall be deemed to include a reference to each other gender.

ARTICLE 8 MISCELLANEOUS

8.1. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws provisions of said jurisdiction.

8.2. Entire Agreement. This Agreement represents the entire agreement between the parties in respect of its subject matter and supersedes all prior agreements, arrangements and understandings between the parties relating to the subject matter hereto.

8.3. Binding Effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Partners and their respective successors, heirs, and to the extent permitted, transfers and assigns.

8.4. Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

8.5. Waiver of Action for Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership property.

8.6. Headings. The descriptive headings herein are inserted for convenience only and do not constitute part of this Agreement.

8.7. Notice. Notices to the Partners shall be deemed sufficiently given if delivered by hand, mailed by certified mail, return receipt requested, postage prepaid, to the addresses provided in writing by any Partner to the other Partner or mailed via any reliable overnight courier service.

8.8. Non-Recourse. No recourse shall be had for any obligation of Brandywine Realty Trust against any past, present or future trustee, shareholder, officer or employee thereof.

8.9. Execution of Documents. The Partners agree that they shall execute such instruments as may be necessary or appropriate to carry out the terms of this Agreement and the actions contemplated thereby.

8.10. Amendment. This Agreement may not be amended except by unanimous written agreement of all of the Partners.

8.11. Time is of Essence. Time is of the essence in the performance of this Agreement.

8.12. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

(signature page follows)

          IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the day first above written.

General Partner:

BRANDYWINE TB FLORIG, L.L.C.

/s/ Gerard H. Sweeney

President and Chief Executive Officer

Limited Partner:

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By: BRANDYWINE REALTY TRUST,
Its General Partner

/s/ Gerard H. Sweeney

President and Chief Executive Officer